Exhibit 99.01



                    ADELPHIA ANNOUNCES PUBLIC STOCK OFFERINGS


Coudersport, PA, April 21, 1999 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today that it is filing supplements to its shelf registration statement with the Securities and Exchange Commission for public offerings of $300,000,000 of Class A Common Stock and $200,000,000 of a new series of convertible preferred stock. Each offering will be made only by means of a prospectus.

The preliminary prospectus supplement for the common stock provides for an offering by Adelphia of $300,000,000 of Adelphia's Class A Common Stock, prior to the exercise of any underwriters' over-allotment option. For the Class A Common Stock offering, Salomon Smith Barney will serve as Joint Lead Manager and Sole Book Runner and Goldman, Sachs & Co. will serve as Joint Lead Manager, with Credit Suisse First Boston, Donaldson, Lufkin and Jenrette, Merrill Lynch & Co., Morgan Stanley Dean Witter, Credit Lyonnais Securities (USA) Inc., NationsBanc Montgomery Securities LLC, and SG Cowen serving as Co-Managers for the common offering.

The preliminary prospectus supplement for the convertible preferred stock provides for a public offering of $200,000,000 of a new Series D Convertible Preferred Stock of Adelphia, prior to the exercise of any underwriters' over-allotment option. For the preferred stock offering, Salomon Smith Barney will serve as Joint Lead Manager and Sole Book Runner and Credit Suisse First Boston will serve as Joint Lead Manager, with CIBC World Markets, Goldman, Sachs & Co., Lehman Brothers and NationsBanc Montgomery Securities LLC serving as Co-Managers for the preferred offering.

Adelphia Communications Corporation is one of the largest cable television operators in the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock or the Series D Convertible Preferred Stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contact:  Timothy J. Rigas, Executive Vice President and Chief Financial Officer
           of Adelphia, (814) 274-9830.